TENABLE HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted May 13, 2025) (the “Effective Date”)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Tenable Holdings, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Policy”) for his or her Board service upon and following the Effective Date. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

ANNUAL CASH COMPENSATION

The annual cash compensation amount set forth below is payable to Eligible Directors in equal semi-annual installments, payable in arrears prior to the last day of June and December (each, a “Service Period”). If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a Service Period, each annual retainer set forth below will be pro-rated based on the number of regularly scheduled Board and/or committee meetings, as applicable, such Eligible Director attended in the applicable Service Period, with the pro-rated amount paid on the last day of the first Service Period in which the Eligible Director provides the service and regular full semi-annual payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:
a. All Eligible Directors: $35,000
b. Chair of the Board (in addition to Eligible Director Service Retainer): $50,000
c. Lead Independent Director (in addition to Eligible Director Service Retainer): $20,000

2. Annual Committee Chair Service Retainer:
a. Chair of the Audit Committee: $20,000
b. Chair of the Compensation Committee: $15,000
c. Chair of the Nominating and Corporate Governance Committee: $10,000
d. Chair of the Cybersecurity Risk Management Committee: $12,000

3. Annual Committee Member Service Retainer (not applicable to Committee Chairs):
a. Member of the Audit Committee: $10,000
b. Member of the Compensation Committee: $7,500
c. Member of the Nominating and Corporate Governance Committee: $5,000
d. Member of the Cybersecurity Risk Management Committee: $5,000

EXPENSES
The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

EQUITY COMPENSATION
The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan, as may be amended from time to time, or any successor plan thereto (the “Plan”).

Annual Grants: On the date of each annual stockholder meeting of the Company held on or after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting (excluding any Eligible Director who is first appointed or elected by the Board at such meeting) will automatically, and without further action by the Board or the Compensation Committee, be granted a number of restricted stock units (“RSUs”) having an aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of $200,000 (the “Annual Grant”). The RSUs subject to the Annual Grant will vest in full on the first anniversary of the date of grant, subject to the Eligible Director’s Continuous Service through such vesting date; provided, that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the Annual Grant will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

Initial Grants: The Board, in its sole discretion, may grant equity compensation in connection with an Eligible Director’s initial election or appointment to the Board following the Effective Date.